Exhibit 2.
[Farm Bureau letterhead]
April 28, 2010
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Gentlemen,
With reference to the Registration Statements on Form S-6 filed by Farm Bureau Life Insurance Company (“Company”) and its Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:
(1)	The Company is duly organized and validly existing under the laws of the State of Iowa.

(2)	The variable universal life policies, when issued as contemplated by the said Form S-6 Registration Statement will constitute legal, validly issued and binding obligations of Farm Bureau Life Insurance Company.
I hereby consent to the filing of this opinion as an exhibit to the said Form S-6 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ David A. McNeill
David A. McNeill
Vice President -General Counsel